KIRKPATRICK & LOCKHART LLP
1500 Oliver Building
Pittsburgh, Pennsylvania  15222-2312
      June 20, 1997
Fidelity Union Street Trust
Fidelity Court Street Trust
82 Devonshire Street
Boston, MA 02109
Ladies and Gentlemen:
 Fidelity Union Street Trust ("FUST"), a Massachusetts business trust, on behalf of Spartan Municipal Income Fund ("Acquired"), a series of FUST, and Fidelity Court Street Trust ("FCST"), a Massachusetts business trust, on behalf of Fidelity Municipal Income Fund ("Acquiring"), a series of FCST, have requested our opinion as to certain federal income tax consequences of a transaction ("Reorganization") in which Acquiring will acquire all of the assets and assume all of the liabilities of Acquired in exchange solely for shares of beneficial interest in Acquiring ("Acquiring Shares") pursuant to an Agreement and Plan of Reorganization ("Agreement") expected to be entered into between Acquired and Acquiring on August 11, 1997.
 In rendering this opinion, we have examined a draft of the Agreement ("Draft Agreement"), the prospectus/proxy statement to be filed with the Securities and Exchange Commission ("SEC") in connection with the Reorganization, the currently effective prospectuses and statements of additional information of Acquired and Acquiring, and such other documents as we have deemed necessary. We have also relied, with your consent, on certificates of officers of FUST and FCST.
 OPINION
 Based solely on the facts and representations set forth in the reviewed documents and the certificates of officers of FUST and FCST, and assuming that (i) those representations are true on the date of the Reorganization,
(ii) the Reorganization is consummated in accordance with the Agreement, and (iii) the Agreement does not differ materially from the Draft Agreement, our opinion with respect to the federal income tax consequences of the Reorganization is as follows.
 1. The Reorganization will be a reorganization under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), and Acquired and Acquiring will each be parties to the Reorganization under section 368(b) of the Code.
 2. No gain or loss will be recognized by Acquired upon the transfer of all of its assets to Acquiring in exchange solely for Acquiring Shares and Acquiring's assumption of Acquired's liabilities followed by the distribution of those Acquiring Shares to the Acquired shareholders in liquidation of Acquired.
 3. No gain or loss will be recognized by Acquiring on the receipt of Acquired's assets in exchange solely for Acquiring Shares and the assumption of Acquired's liabilities.
 4. The basis of Acquired's assets in the hands of Acquiring will be the same as the basis of such assets in Acquired's hands immediately prior to the Reorganization.
 5. Acquiring's holding period in the assets to be received from Acquired will include Acquired's holding period in such assets.
 6. The Acquired shareholders will recognize no gain or loss on the exchange of the shares of beneficial interest in Acquired ("Acquired Shares") solely for the Acquiring Shares in the Reorganization.
 7. The Acquired shareholders' basis in the Acquiring Shares to be received by them will be the same as their basis in the Acquired Shares to be surrendered in exchange therefor.
 8. The holding period of the Acquiring Shares to be received by the Acquired shareholders will include the holding period of the Acquired Shares to be surrendered in exchange therefor, provided those Acquired Shares were held as capital assets on the date of the Reorganization.
 The foregoing opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, case law precedent, and the Internal Revenue Service pronouncements in existence at the date hereof. We express no opinion as to whether Acquired will recognize gain under Section 1256 of the Code on the transfer of futures, forwards, or options to Acquiring in the Reorganization. Nor do we express any opinion other than those contained herein.
 We consent to the inclusion of this opinion in the Registration Statement on Form N-14 filed with the SEC and the inclusion of the name "Kirkpatrick & Lockhart LLP" in the "Federal Income Tax Consequences of the Reorganization," "Federal Income Tax Considerations" and "Legal Matters" sections of that Registration Statement.
      Very truly yours,
      /s/Kirkpatrick & Lockhart LLP

   Kirkpatrick & Lockhart LLP